UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): September 5, 2017

CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana	1-4949	35-0257090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  500 Jackson Street P.O. Box 3005  Columbus, IN  47202-3005
(Address of principal executive offices, including zip code)

           (812) 377-5000
(Registrant’s telephone number, including area code)

           Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     □

Item 1.01.               Entry into a Material Definitive Agreement.

On September 5, 2017, Cummins Inc. (the “Company”) entered into a 364-day credit agreement (the “New Credit Agreement”) by and among the Company, certain of its subsidiaries (together with the Company, the “Borrowers”) and the lenders (the “Lenders”) named therein.  Under the New Credit Agreement, the Borrowers may obtain revolving and swingline loans, in each case subject to certain amount limitations, in an amount up to $1.0 billion in the aggregate outstanding at any time prior to September 4, 2018 (the “Commitment Termination Date”).  These borrowings will not be secured with liens on any of the Company’s or its subsidiaries’ assets.  The Company will guarantee all borrowings by the subsidiary Borrowers under the New Credit Agreement.

The Company may from time to time prior to the Commitment Termination Date increase the maximum availability under the New Credit Agreement by up to $500 million if certain conditions are satisfied, including (i) the absence of any default or event of default under the New Credit Agreement, and (ii) the Company obtaining the consent of the Lenders participating in each such increase. In addition, prior to the Commitment Termination Date, the Company may, by notice to the administrative agent and subject to certain other conditions set forth in the New Credit Agreement including the absence of any default or event of default, elect to convert all or a ratable portion of the outstanding revolving loans under the New Credit Agreement into term loans (the “Term-Out Option”) that will mature on the first anniversary of the Commitment Termination Date. The Borrowers will pay a fee to the Lenders equal to 0.5% of the aggregate principal amount of the outstanding revolving loans converted into term loans pursuant to the Term-Out Option.

Borrowings under the New Credit Agreement will bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and the Borrower’s election.  For all borrowings under the New Credit Agreement, Borrowers may choose among the following interest rates:  (i) solely in the case of U.S. dollar-denominated loans, an interest rate equal to the highest of (1) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, (2) the greater of (A) the federal funds effective rate from time to time  and (B) the overnight bank funding rate from time to time, in each case plus 0.5% and (3) the Adjusted LIBO Rate for a one month interest period plus 1.00%; (ii) an interest rate equal to the Adjusted LIBO Rate for the applicable interest period plus a rate ranging from 0.50% to 1.00%, depending on the credit rating of the Company’s senior unsecured long-term debt; or (iii) solely in the case of swingline loans, another rate agreed to by the applicable Lender and the applicable Borrower. The Adjusted LIBO Rate is a rate determined by reference to the rate payable on deposits in the relevant currency in the London interbank market.  Currently, the Company’s senior unsecured long-term debt is rated A2 by Moody’s Investors Service, Inc. and A+ by Standard & Poor’s Financial Services LLC, which would result in a rate of the Adjusted LIBO Rate plus 0.75% under (ii) above. Credit ratings are not recommendations to buy and are subject to change, and each rating should be evaluated independently of any other rating. In addition, the Company undertakes no obligation to update disclosures concerning its credit ratings, whether as a result of new information, future events or otherwise.

The New Credit Agreement contains customary financial and other covenants.  There are no material relationships between the Company or its affiliates and any of the Lenders, other than in connection with the New Credit Agreement and the Company’s existing $1.75 billion Amended and Restated Credit Agreement dated as of November, 13, 2015 among the Company, certain of its subsidiaries and the lenders from time to time party thereto.  The description of the New Credit Agreement set forth above is qualified by reference to the 364-Day Credit Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated herein by reference.

Item 9.01.               Financial Statements and Exhibits.

(a)            Not applicable.

(b)            Not applicable.

(c)            Not applicable.

(d)            Exhibits.  The exhibit listed in the Exhibit Index below is filed as part of this report.

EXHIBIT INDEX

Exhibit No.	Description
(10.1)
364-Day Credit Agreement, dated as of September 5, 2017, by and among Cummins Inc., the subsidiary borrowers referred to therein, the Lenders and Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 6, 2017

CUMMINS INC.
/s/ Patrick J. Ward Patrick J. Ward Vice President and Chief Financial Officer (Principal Financial Officer)